Exhibit 2.5

TSA AMENDING AGREEMENT NO. 3

RBC LIFE INSURANCE COMPANY

(the “Purchaser”)

and

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

(the “Seller”)

and

UNUM GROUP (formerly known as UNUMPROVIDENT CORPORATION

(“Unum”)

RECITALS

A.     UnumProvident Corporation is now known as Unum Group as a result of a name change only and not as the result of any change in control.

B.     The Seller, the Purchaser and Unum are parties to a Transition Services Agreement made as of November 18, 2003 (the “TSA”) and amended by the TSA Amending Agreement made as of April 30, 2004 ( “Amending Agreement No. 1”) and by TSA Amending Agreement No. 2 made of May 31, 2006 (“Amending Agreement No. 2”).

C.     The Seller, the Purchaser and Unum wish to make certain amendments to the TSA as set forth herein.

FOR VALUE RECEIVED, the parties agree as follows:

SECTION 1 – INTERPRETATION

1.1	Definitions

In this Amending Agreement No. 3:

(a)	Amending Agreement No. 1 has the meaning ascribed thereto in Recital B.

(b)	Amending Agreement No. 2 has the meaning ascribed thereto in Recital B.

(c)	Amending Agreement No. 3 means this Amending Agreement No. 3 by and among Seller, Purchaser and Unum.

(d)	Applications and Services Manual (“Manual”) means the listing of applications, systems, processes and Services to be provided by Unum to Seller as set forth in this Amending Agreement No. 3.

(e)

BEST Processing means those Services provided by Unum to Purchaser as of the date of this Agreement using the BEST system, including any ancillary systems connected to or required by the BEST system and such other systems set forth in the Applications and Services Manual and which may be required by Purchaser and shall be provided by Seller.

(f)	Group Benefits Business means those Services provided by Unum to Purchaser as of the date of this Agreement for group income replacement, accident and life products, except as specifically excluded in Amending Agreement No. 2 ;

(g)	Individual Benefits Business means those Services provided by Unum to Purchaser as of the date of this Agreement for individual income replacement products, except as specifically excluded in Amending Agreement No. 2;

(h)	Purchase Agreement means the Asset Purchase Agreement dated as of November 18, 2003 between the Seller and the Purchaser, as amended by an amending agreement between Purchaser and Seller dated April 30, 2004;

(i)	Repatriation means the assumption by Purchaser at any time during any term hereof, or the cessation by Unum at the request of Purchaser, of the provision of service, application, process or system associated with either or both of the Individual Benefits Business and the Group Benefits Business. For greater certainty, Repatriation of the Individual Benefits Business does not include BEST Processing.

Repatriation as defined herein includes transfer to Purchaser of all data of Purchaser associated with Repatriation.

(j)	TSA has the meaning ascribed thereto in Recital B; and

(k)	All other capitalized terms used in, not modified by or not otherwise defined within this Amending Agreement No. 3 have the meanings given to them in the TSA and prior TSA amending agreements.

1.2	Headings

The division of this Amending Agreement No. 3 into sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this agreement.

1.3	Governing Law

This Amending Agreement No. 3 is governed by and will be construed in accordance with the laws of Province of Ontario and the laws of Canada applicable therein.

1.4	One Agreement

This Amending Agreement No. 3 amends the TSA, as amended by Amending Agreement No. 1 and by Amending Agreement No. 2. This Amending Agreement No. 3 and the TSA, as amended, shall be read together and constitute one agreement with the same effect as if the amendments made by this Amending Agreement No. 3 had been contained in the TSA, Amending Agreement No. 1, and Amending Agreement No. 2 as of the date of this Amending Agreement No. 3.

1.5	Conflict with TSA

If there is a conflict between any provision of this Amending Agreement No. 3 and the TSA, Amending Agreement No. 1, or Amending Agreement No. 2, the relevant provision of this Amending Agreement No. 3 shall prevail.

1.6	Conflict with Purchase Agreement

If there is a conflict between any provision of the Purchase Agreement and the TSA as amended by Amending Agreement No. 1, Amending Agreement No. 2 and this Amending Agreement No. 3, with respect to a matter within the subject matter of the Purchase Agreement, the relevant provision of the Purchase Agreement shall prevail.

1.7	Date of Agreement

The date of this Agreement shall be the latest date of the signatures hereto.

SECTION 2– AMENDMENTS

2.1	Term

Section 5.1 of the TSA as amended by Amending Agreement No. 2 is hereby deleted and replaced with following sections:

5.1	Term

(a)    The term of this Agreement will commence on the date hereof and continue for a period of thirty-six (36) months following the Closing Date, provided, however, that the Purchaser may terminate any or all Service Components at any time by giving Seller at least thirty (30) days prior written notice. To the extent that the Purchaser desires the Seller and/or Unum to continue to provide any of the Services then being provided for a period of time after such thirty-six (36) month period, the parties agree to use commercially reasonable efforts to negotiate an agreement for the provision of such Services.

(b) (i)	The term will continue in respect of the Individual Benefits Business on a month to month basis after the expiry of the term in Section 5.1(a) (the “Initial Term”) if the Purchaser requests in writing that the Seller and/or Unum, whichever may be the party required by the TSA to perform the requested Services, continue to provide any or all of the Services. The Purchaser shall not be required to provide notice of continuation each month to the Seller and/or Unum and the Purchaser must provide 30-day written prior notice to terminate any or all of the Services as per Section 5.1 (a) of the TSA. Nothing herein shall change the requirement in Schedule D, Article III.2) of the TSA with respect to the time required to request additional resources.

(ii)	Seller may terminate BEST Processing at any time after the Repatriation of the Group Benefits Business by giving Purchaser at least twelve (12) months prior written notice thereof. For so long as BEST Processing is provided, Purchaser shall pay for BEST Processing as set forth in Exhibit D.1.

(c)        The term will continue in respect of the Group Benefits Business for a period of thirty-six (36) months after the expiry of the Initial Term (the “Extended Term”) if the Purchaser requests in writing that the Seller and/or Unum continue to provide any or all of the Services, provided however, that the provision of Section 5.1(a) otherwise permitting Purchaser to terminate any or all Services upon thirty (30) days prior written notice to Seller shall not apply in respect of the Extended Term provided herein with respect to Group Benefits Business.

(d)        After the expiry of the Extended Term in respect of the Group Benefits Business, the Purchaser shall have the option to extend the term by 12 months, renewable thereafter by a consecutive 12-month term. Extended Term and optional extensions shall not exceed 5 years in total. Purchaser shall provide a 90-day written prior notice to exercise its options to extend any or all of the Services by the Seller and/or Unum. In either 12-month extension to the Extended Term, the Purchaser shall provide a 90-day written prior notice to terminate any or all of the Services as per Section 5.1 (a) of the TSA.

2.2	Schedules and Exhibits

Section 2.5(5) of TSA Amending Agreement No. 2 is deleted in its entirety. Exhibit D.1 attached to and made a part of this TSA Amending Agreement No. 3 shall be in effect from and after the effective date of this TSA Amending Agreement No. 3.

SECTION 3 – GENERAL

3.1	Further Assurances

Each party shall from time to time promptly execute and deliver all further documents and take all further action necessary or appropriate to give effect to the provisions and intent of this Amending Agreement No. 3.

3.2	Benefit of Agreement

This Amending Agreement No. 3 inures to the benefit of and binds the parties and their respective successors and permitted assigns.

3.3	No Other Changes

Except as amended hereby, all terms and conditions of the TSA, Amending Agreement No. 1, Amending Agreement No. 2 and this Amending Agreement No. 3, including all Schedules to each which are not amended hereby, shall remain in full force and effect.

3.4	Counterparts

This Amending Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original, but all of which taken together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Amending Agreement No. 3.

RBC LIFE INSURANCE COMPANY			PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

By:	/s/ John Young		By:	/s/ Kathleen Owen
	Name:	John Young		Name:	Kathleen Owen
	Title:	President & CEO		Title:	SVP, CIO, Unum US

And:	/s/ Rino D’Onofrio Name: Rino D’Onofrio		UNUM GROUP (f/k/a UNUMPROVIDENT CORPORATION)
	Title:	Head, Insurance Operations
			By:	/s/ Kathleen Owen
				Name:	Kathleen Owen
				Title:	SVP, CIO, Unum US

Exhibit D.1

Fees

1.	Fees for services provided for the Individual Benefits Business during the period preceding Repatriation thereof are set forth in Exhibit D.1 of the TSA. Fees set forth in Table 1 below apply to BEST Processing from and after Repatriation the Individual Benefits Business (as defined in the TSA Amending Agreement 3) until expiration or termination of BEST Processing.

TABLE 1 – BEST Processing Fees

BEST Processing Application/Services Descriptions	Application	Mainframe, Distributed and Help Desk	Application Support
Individual Administration (includes Associated Administration Support Systems)	• BEST	$24,925.00	$11,775.00
Claims Administration	• PACE	$6,060.00	$2,850.00
Document Direct, Mobius and SAR These systems shall be available to produce reports until the earlier of: (i) six (6) calendar months following commencement of BEST Processing; or (ii) termination of BEST Processing and any optional extensions (or renewal thereof) by notice from Purchaser.	• Reports	None	$2,546
All other services, systems, applications, processes set forth in the Applications and Services Manual	• Misc.	No charge	No charge

2.

Fees for services provided with respect to the Group Benefits Business during the period preceding Repatriation of the Individual Benefits Business are set forth in Exhibit D.1 of the TSA and shall continue without increase until the effective date of Repatriation of the Individual Benefits Business (for greater certainty, this Repatriation of the Individual Benefits Business does not include BEST Processing). The fees set forth in Table 2 below shall be effective as of the first day of the first month following the effective date of Repatriation of the Individual Benefits Business, provided that the applicable fee shall be the fee for the year in which Repatriation of the Individual Benefits Business is effective. Such fee shall remain in effect without change until the next following May 1. Fees for each subsequent year shall become effective as set forth in Table 2.

TABLE 2 – Group Benefits Business

	Year Effective Month Year	Mainframe, Distributed and Help Desk	Application Support
Group Benefits Business	1*, May 2008	$255,000	$120,000
	2*, May 2009	$255,000	$120,000
	3**, May 2010	$306,000	$144,000
	4**, May 2011	$331,500	$156,000

*Extended Term; nothing in this table shall be deemed to imply that Purchaser shall be permitted to pay for less than Years 1 and 2 as set forth above.

** Optional years; nothing in this table shall be interpreted to guarantee that Purchaser will elect to use either or both of the optional years, provided however, the rates set forth above shall be in effect upon any such election(s).

NOTE: Termination of BEST Processing shall be governed solely by the terms and conditions of Section 5.1(b)(ii).